Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
Disclosure Controls as of a date
within 90 days of the Filing Date,
the Disclosure Controls are effectively
designed to ensure that information
required to be disclosed by the Fund
in the Report is recorded, processed,
summarized and reported by the Filing
Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund
Officers, as appropriate to allow timely decisions regarding required disclosure

(ii) There were no significant changes
in the Fund's internal controls or in
other factors that could significantly
affect these controls subsequent to the
date of their evaluation, and there
were no corrective actions with regard
to significant deficiencies and material weaknesses.

(iii) Certification of principal
executive officer (see attached).
Certification of principal
financial officer (see attached).
Exhibit s/a